UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  October 1, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 1, 2015, NextEra Energy Partners Ventures, LLC, a subsidiary of NextEra Energy Partners, LP (NEP), completed the previously announced acquisition of 100% of the membership interests of NET Holdings Management, LLC (NET Midstream), a developer, owner and operator of a portfolio of seven long-term contracted natural gas pipeline assets located in Texas, under NEP's membership interest purchase agreement with Dearing Holdings, LP, Gutierrez Ventures, LP, Mission Pipeline Midstream, Inc., and NET Investment Company LLC (collectively, the sellers), Midstream Partners Sellers’ Representative LLC (sellers’ representative), Jerry Dearing and Joe Gutierrez (collectively, the principals), ArcLight Capital Partners, LLC, National Energy & Trade, LP and NET Midstream. The approximately $2 billion purchase price included approximately $934 million in cash consideration and the assumption of approximately $654 million in existing debt, and excluded post-closing working capital adjustments. The purchase price is subject to (i) a $200 million holdback payable, in whole or in part, upon satisfaction of financial performance and capital expenditure thresholds relating to planned expansion projects and (ii) a $200 million holdback to be retained by NEP for an 18-month period to satisfy any indemnification obligations of the sellers. The $200 million indemnity holdback may be reduced by up to $10 million depending on certain post-closing employee retention thresholds. If successful, NEP may spend up to an additional $100 million of capital expenditures for the planned expansion projects, bringing the total transaction size for the NET Midstream acquisition to approximately $2.1 billion.

The cash purchase price was funded with the proceeds from $600 million in term loans (see Item 2.03) as well as cash on hand.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Also on October 1, 2015, an indirect subsidiary of NEP (the borrower) borrowed $600 million under several variable rate senior secured term loan agreements (the term loans) that mature in October 2018. Interest is based on the London Interbank Offered Rate plus a margin, with payment being due at the end of interest rate periods which can range from one to six months, as selected by the borrower. The term loans are secured by liens on certain of the assets of NextEra Energy Operating Partners, LP (NEP OpCo), and certain other assets of, and the direct ownership interest in, one of NEP OpCo's direct subsidiaries. The term loans contain default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the term loans and related documents. Additionally, NEP OpCo and one of NEP OpCo's direct subsidiaries are required to comply with certain financial covenants on a quarterly basis and NEP OpCo's and its direct subsidiaries' ability to pay cash distributions to their equity holders is subject to certain other restrictions. All borrowings under the term loans are guaranteed by NEP and NEP OpCo.

Section 8 - Other Events

Item 8.01 Other Events

On October 1, 2015, a subsidiary of NEP completed the acquisition of a 149 megawatt wind power electric generating facility located in Lambton and Middlesex counties, Ontario, Canada from a subsidiary of NextEra Energy Resources, LLC (NEER). NEER is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NEE). In exchange for the shares in the company that indirectly owns the facility, the purchaser paid a total purchase price of approximately $210 million in cash consideration, plus $19 million in working capital (subject to post-closing working capital and other adjustments), and assumed approximately $294 million in existing debt.  As part of this acquisition and included in the cash consideration, NEP acquired a CAD 43.4 million receivable from a subsidiary of NEER relating to operational performance issues at this facility. The receivable is intended to compensate NEP for the operational performance issues and is supported in full by corrective actions or compensation expected from an equipment vendor under an undertaking the vendor has with NEER. The receivable can be settled, in part or in whole, to the extent the operational performance issues are improved or resolved by NEER or the vendor by the end of 2016. This receivable bears interest at 7.1% per annum, is payable by NEER in equal quarterly installments and matures in September 2035.
The terms of the acquisition were unanimously approved by NEP’s conflicts committee, which is comprised of the independent members of the board of directors of NextEra Energy Partners GP, Inc., the general partner of NEP and an indirect wholly-owned subsidiary of NEE. The conflicts committee retained independent legal and financial advisors to assist in evaluating and negotiating the acquisition. In approving the acquisition, the conflicts committee based its decision, in part, on an opinion from its independent financial advisor.

Through an indirect wholly-owned subsidiary, NEE owns a 77.4% limited partnership interest in NEP OpCo and 77.4% of the combined voting power of NEP’s outstanding common units and special voting units. In addition, an indirect wholly-owned subsidiary of NEE provides operations and maintenance (O&M), administrative and management services to NEP and/or its affiliates through O&M agreements, administrative services agreements and a management services agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment by December 17, 2015.

(b) Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment by December 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 5, 2015

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer

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